Stockholder contact:	Gary Terpening 212-850-1533 gary.a.terpening@columbiamanagement.com

Media contact:	Steven Connolly 612-671-4146 steven.x.connolly@ampf.com

TRI-CONTINENTAL CORPORATION

HOLDS 84th ANNUAL MEETING OF STOCKHOLDERS

MINNEAPOLIS, MN, April 11, 2014 – Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today held its 84th Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota. Stockholders voted in accordance with the recommendations of the Corporation’s Board of Directors (the “Board”) on each of the two proposals at the Meeting.

Stockholders elected one Director and re-elected three Directors at the Meeting. Mr. William P. Carmichael, who serves as Chairman of the Board, was elected Director for a term that will expire at the Corporation’s 2016 Annual Meeting of Stockholders. Mses. Patricia M. Flynn and Catherine James Paglia and Mr. Stephen R. Lewis, Jr. were each re-elected as Director for a term that will expire at the Corporation’s 2017 Annual Meeting of Stockholders; however, Mr. Lewis is expected to retire at the end of 2014 in accordance with the Board’s retirement policy. Stockholders also ratified the Board’s selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2014.

Important Disclosures:

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information) may be obtained by contacting your financial advisor or Columbia Management Investment Services Corp. at 800-345-6611 or visiting www.columbiamanagement.com. The prospectus can also be found on the Securities and Exchange Commission’s EDGAR database. The prospectus should be read carefully before investing in the Corporation. There is no guarantee that the Corporation’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

The net asset value of the Corporation’s shares may not always correspond to their market price. Shares of closed-end funds frequently trade at a discount from their net asset value. The Corporation’s share price may be adversely affected if the market value of its portfolio securities falls, fails to rise, or fluctuates due to factors affecting a single issuer, sector of the economy, industry or the market as a whole.

The Corporation is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Past performance does not guarantee future results.

NOT FDIC INSURED · MAY LOSE VALUE · NO BANK GUARANTEE · NOT A DEPOSIT · NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

© 2014 Columbia Management Investment Advisers, LLC. All rights reserved.